UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): March 12, 2024

Jones Soda Co.
(Exact Name of Registrant as Specified in Its Charter)

Washington
(State or Other Jurisdiction of Incorporation)

0-28820	52-2336602
(Commission File Number)	(IRS Employer Identification No.)

4786 1st Avenue South, Suite 103, Seattle, Washington	98134
(Address of Principal Executive Offices)	(Zip Code)

(206) 624-3357
(Registrant's Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

None

Item 5.02         Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 12, 2024, Jones Soda Co. (the “Company”) issued a press release announcing that Eric Bittner has been hired as the new Chief Operating Officer of the Company, effective immediately. Mr. Bittner is replacing Eric Chastain, who resigned, effective March 12, 2024, as the Company’s Chief Operating Officer, President of the Jones Beverage Division, and Corporate Secretary.

Resignation of Eric Chastain as Chief Operating Officer, President of Jones Beverage Division and Corporate Secretary

Mr. Chastain resigned as the Company’s Chief Operating Officer, President of the Jones Beverage Division and Corporate Secretary, effective March 12, 2024.

Appointment of Eric Bittner as Chief Operating Officer

Mr. Bittner, age 44, has been hired as the Company’s Chief Operating Officer, effective March 12, 2024.

Mr. Bittner has extensive leadership experience in the beverage industry where he has been primarily focused on the commercialization of vertically integrated platforms across multiple beverage categories. He most recently was Senior Vice President of North American Manufacturing at Fevertree USA Inc. from September 2022 to May 2023, where he was responsible for developing the North American Manufacturing strategy and expanding their operational footprint. Prior to that, he was Senior Vice President of Operations at Roar Beverages, Inc. from July 2021 to September 2022. He has also held several supply chain leadership positions, including Vice President Supply Chain at Proud Source Water from March 2021 to July 2021, Director, Supply Chain Strategy and Operations Development at Keurig Dr. Pepper Inc. from 2019 to 2021, and Hot Fill Manager at Niagara Bottling LLC from 2012 to 2019. Throughout the course of his career, Mr. Bittner has overhauled and redesigned craft breweries into diversified co-packers that are strategically focused on spirits, ready-to-drink cocktails, and a wide array of crafted cannabinoid-based drinks. Mr. Bittner obtained both his Master of Science, Nutrition, and his Bachelor of Science, Nutrition and Food Science from Florida State University.

Mr. Bittner has no family relationships with any current director, director nominee, or executive officer of the Company, and there are no transactions or proposed transactions, to which the Company is a party, or intended to be a party, in which Mr. Bittner has, or will have, a material interest subject to disclosure under Item 404(a) of Regulation S-K.

Mr. Bittner was not appointed as the Company’s Chief Operating Officer pursuant to any arrangement or understanding with any other person.

In connection with his appointment as the Company’s Chief Operating Officer, Mr. Bittner will be paid an initial base salary of $250,000, and will be eligible to receive an annual cash bonus of 35% of his base salary in the event that the Company achieves both an annual revenue target and an annual adjusted EBITDA target, in each case as established annually by the Company’s Compensation and Governance Committee.

Subject to the approval of the Company’s board of directors, the Company intends to grant Mr. Bittner non-qualified stock options (the “Stock Options”) to purchase one million (1,000,000) shares of common stock of the Company pursuant to the Company’s standard option award agreement and the terms and conditions of the Company’s 2022 Omnibus Equity Incentive Plan. The Stock Options shall vest as follows with a March 4, 2024 vesting commencement date (the “Vesting Commencement Date”), in each case subject to Mr. Bittner’s continued service through the applicable time vesting date: (1) 333,333 of the Stock Options shall vest on the date that is the one year anniversary of the Vesting Commencement Date, (2) an additional 333,333 of the Stock Options shall vest on the date that is the two year anniversary of the Vesting Commencement Date,  and (3)  the remaining 333,334 of the Stock Options shall vest on the date that is the three year anniversary of the Vesting Commencement Date.

Mr. Bittner’s term of office as the Company’s Chief Operating Officer will be indeterminate.

A copy of the press release announcing the foregoing changes is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01          Financial Statements and Exhibits

(d)         Exhibits.

Exhibit No.         Description

99.1         Press Release dated March 12, 2024.
104          Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JONES SODA CO. (Registrant)

March 18, 2024	By:	/s/ David Knight
David Knight Chief Executive Officer and President